Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 18, 2018 (the “Effective Date”) by and between Ladder Capital Finance LLC, a Delaware limited liability company (the “Company”), and Pamela McCormack (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of January 23, 2014 (the “Prior Agreement”);

WHEREAS, reference is hereby made to (i) Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (“Holdings”) and (ii) Ladder Capital Corp, a Delaware corporation (“LCC”);

WHEREAS, for purposes of this Agreement, (i) “Ladder Companies” means the Company, LCC, Holdings, and their respective subsidiaries, whether currently existing or hereafter acquired or formed and (ii) the “Board” means the Board of Directors of LCC or, if the Company ceases to be indirectly controlled by LCC, then the Board of Directors of the Company; and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.                   Position and Employment.  The Company agrees to continue to employ Executive, and Executive hereby agrees to continue employment with the Company, as the Company’s President, upon the terms and conditions as set forth in this Agreement for the Employment Period (as herein defined).

2.                   Reporting, Duties, and Other Covenants.

(a)   Reporting.  Executive shall report to the Company’s Chief Executive Officer (the “Chief Executive Officer”).

(b)   Duties.  Executive shall serve the Company as President and shall have the normal duties, responsibilities and authority of a President, subject to the power of the Chief Executive Officer and the Board to expand such duties, responsibilities and authority and to identify specific decisions or actions that require consultation with, or the consent of, the Chief Executive Officer and/or the Board.

(c)   Executive Covenants.

(i)      Executive acknowledges and agrees that Executive will be subject to the policies and procedures of the Company, as may be established, amended, or terminated from time to time, including those generally applicable to senior management employees of the Company; provided that in no event shall any failure by Executive to comply with any such policy or procedure constitute a breach of this Section 2(c)(i) and give rise to “Cause” under clause (C) of the definition thereof in Section 4(d)(i).

(ii)               Subject to Sections 2(d)(ii) and 3(e), Executive shall devote Executive’s full business time and attention to the business and affairs of the Ladder Companies.

(iii)              The Company may apply for, obtain, and maintain a key person life insurance policy in the name of Executive, the beneficiary of which shall be the Company.  Executive shall submit to reasonable physical examinations and answer reasonable questions as may be required in connection with the application and, if obtained, the maintenance of, such insurance policy.

(d)   Company Covenants.

(i)                The Company shall obtain and maintain director’s and officer’s insurance for Executive (in such amounts as are customary for executives of businesses of size and nature comparable to that of the Company).  In the event any such insurance policy is terminated for any reason, the Company shall give timely notice to Executive of such termination and shall promptly obtain an appropriate replacement policy.  To the extent that there is any gap in coverage of such insurance policy, the Company agrees to defend, indemnify and hold Executive harmless, to the maximum extent permitted by law, in accordance with the indemnification provisions set forth in Section 8 hereof.

(ii)               During the Employment Period, Executive may continue to engage in charitable activities so long as such charitable work does not interfere with the fulfillment of Executive’s duties under this Agreement.

(e)   Certain Defined Terms.  For purposes of this Agreement, the following terms have the following meanings:

“Core Earnings” means, for any calendar year, LCC’s consolidated income before taxes for such calendar year, (A) adjusted to exclude (i) real estate depreciation and amortization, (ii) the impact of derivative gains and losses related to the hedging of assets on LCC’s consolidated balance sheet as of the end of such calendar year, (iii) unrealized gains/(losses) related to investments in Federal Home Loan Mortgage Corp, GNMA or any other U.S. agency type interest-only securities, (iv) the premium (discount) on mortgage loan financing and the related amortization of premium (discount) on mortgage loan financing recorded during such calendar year, (v) non-cash stock-based compensation, and (vi) certain one-time transactional items, and (B) as adjusted for noncontrolling interests in consolidated joint ventures (but without any adjustment for amounts attributable to noncontrolling interests held by any limited partner(s) of Holdings), with such calculation of “Core Earnings” for such calendar year being calculated in a manner generally consistent with, and inclusive of any such further adjustments as may be necessary in order to be generally consistent with, the “core earnings” of LCC as reported by (or as would be reported by), or as reasonably expected to be reported by (or as would be reported by), LCC in LCC’s annual form 10-K for such calendar year.

“Equity Incentives” means options, stock, stock units and/or other comparable equity type incentive products as may be granted or awarded by LCC to any employee or director of any Ladder Company, including any such options, stock, stock units and/or other comparable equity type incentive products as may be granted or awarded pursuant to the LCC Omnibus Incentive Plan.

“Harris” means Brian Harris.

“Harris Employment Agreement” means that certain Third Amended and Restated Employment Agreement, dated as of May 22, 2017, by and between the Company and Harris, as in effect from time to time.

“Harris Transition Date” means the date on which Harris ceases to be the Company’s Chief Executive Officer for any reason.

“LCC Omnibus Incentive Plan” means LCC’s 2014 Omnibus Incentive Plan, as may be amended and/or restated from time to time.

“Retirement Eligibility Date” means December 8, 2019.

3.                   Compensation.

(a)   Base Salary.  As of the Effective Date, Executive’s base salary is $750,000 per annum (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and other deductions required by law or authorized in writing by Executive.  After the Effective Date and for so long as the Harris Transition Date has not occurred, the Base Salary may be changed, from time to time, to such amount per annum as may be determined by Harris, in his capacity as the Company’s Chief Executive Officer.  If the Harris Transition Date occurs after the Effective Date and during the Employment Period, then from and after the Harris Transition Date, the Base Salary shall be the amount per annum of the Base Salary as of Harris Transition Date, or such greater amount per annum as may be, from time to time, set by the Board thereafter.

(b)   Year End Bonus.  Prior to the Harris Transition Date, after each calendar year during the Employment Period, Executive shall be eligible to receive an annual cash bonus (a “Year End Bonus”) in accordance with the Company’s annual bonus plan, with the amount of any such Year End Bonus (if any) to be as reasonably determined by Harris, in his capacity as the Company’s Chief Executive Officer; provided that, without in any way limiting the discretion of Harris, the Company acknowledges that Harris and the board of directors of LCC have previously agreed to a framework for determining the portion (if any) of the annual bonus pool to be paid to the members of the Company’s senior management team (which senior management team includes Executive as of the Effective Date).  From and after the Harris Transition Date, after each calendar year during the Employment Period, Executive shall receive a cash bonus (also, a “Year End Bonus”) of an amount equal to not less than the Applicable Percentage (as herein defined) of Core Earnings for such calendar year.  The “Applicable Percentage” means the greater of (i) 1.2% or (ii) the amount (expressed as a percentage) equal to the average of the percentage of Core Earnings represented by Executive’s Year End Bonus for each of the most recent two calendar years for which Executive has been paid a Year End Bonus prior to the Harris Transition Date.  Any Year

End Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such performance bonus relates at the same time annual performance bonuses are paid to other senior executives of the Company but not later than February 28th of the calendar year immediately following the calendar year to which such performance bonus relates.

(c)   Annual Equity Incentive Grant.  Prior to the Harris Transition Date, after each calendar year during the Employment Period, Executive shall be eligible to receive a grant of Equity Incentives with respect to such calendar year (an “Annual Equity Incentive Grant”) in such amount, of such type and with such terms (including with respect to vesting) as deemed appropriate by Harris, in his capacity as the Company’s Chief Executive Officer; provided that, without in any way limiting the discretion of Harris, the Company acknowledges that Harris and the board of directors of LCC have previously agreed to a framework for determining the terms of an annual grant of Equity Incentives to the Company’s senior management team (which senior management team includes Executive as of the Effective Date).  From and after the Harris Transition Date, after each calendar year during the Employment Period, Executive shall receive a grant of Equity Incentives (also, an “Annual Equity Incentive Grant”) with a value equal to not less than the greater of (i) $1,700,000 or (ii) the average of the value (at the time of grant) of the Annual Equity Incentive Grant granted to Executive for each of the two most recent calendar years for which Executive has been granted an Annual Equity Incentive Grant prior to the Harris Transition Date.  Notwithstanding the foregoing, all Equity Incentives or other forms of equity or equity related compensation (A) that are granted or issued to Executive prior to the Retirement Eligibility Date shall provide that if Executive continues to be employed by the Company as of Retirement Eligibility Date, then, to the extent any such Equity Incentives and/or other forms of equity or equity related compensation are then unvested, they will vest upon the Retirement Eligibility Date (except to the extent any such vesting is based on performance, in which case, Executive will retain the applicable unvested Equity Incentives and/or other forms of equity or equity related compensation, even if Executives ceases to be an employee of the Company after the Retirement Eligibility Date, and such Equity Incentives and/or other forms of equity or equity related compensation will thereafter continue to vest based on the applicable performance vesting criteria) and (B) all Equity Incentives and/or other forms of equity or equity related compensation that may be granted or issued to Executive after the Retirement Eligibility Date shall be granted to Executive as fully vested at grant or issuance.

(d)   Benefits.  Executive shall be entitled to participate in the Company’s standard employee benefits programs for which employees of the Company are generally eligible, including, without limitation, life, disability, group medical and dental insurance benefits (collectively, the “Benefits”).  The Company agrees that, solely to the extent permitted by the plans governing any health insurance coverage that is a component of the Benefits, Executive shall be entitled to designate her spouse and children as dependents for purposes of such health insurance.  Executive recognizes that the Company reserves the right to change its standard employee benefit programs from time to time.

(e)   Vacation/Holidays.  Executive shall be entitled to at least 27 days of paid vacation during each calendar year as well as holidays and sick days each in accordance with the Company’s applicable policies in effect from time to time.

(f)    Expenses.  The Company shall reimburse Executive for all customary business expenses (including travel and entertainment) incurred by Executive in the course of performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time regarding expense reimbursement, including with respect to the reporting and documentation of such expenses.

(g)   Brian Harris as Chief Executive Officer.   So long as Harris is the Chief Executive Officer of the Company, then, except as otherwise may be agreed by Harris, the allocation of bonuses of the type described in Section 3(b) hereof and the grant of Equity Incentives of the type described in Section 3(c) hereof shall be established in accordance with the procedures and guidelines described in Section 3 of the Harris Employment Agreement.

4.                   Employment Period.

(a)   Employment Period and Termination.  Executive’s employment with the Company commenced on September 22, 2008 and shall continue until the date on which Executive ceases to be an employee of the Company for any reason (the “Employment Period”).  The Company may terminate Executive’s employment by the Company at any time upon written notice to Executive, subject to the expiration of any applicable cure periods set forth herein in the case of a termination for Cause (as defined in Section 4(d)).  Executive may resign from Executive’s employment by the Company at any time upon ninety days prior written notice to the Company, unless such termination is for Good Reason (as defined in Section 4(d)), in which case Executive may resign upon written notice to the Company, subject to any applicable cure periods as set forth herein.  Upon the date Executive ceases to be employed by the Company for any reason (such date, the “Employment Termination Date”), the Employment Period shall be deemed to have ended, and Executive shall be entitled to receive (i) Executive’s Base Salary through the Employment Termination Date, subject to withholding and other appropriate deductions, and (ii) reimbursement for expenses accrued during the Employment Period in accordance with Section 3(f).

(b)   Severance.  If the Employment Period ends as a result of either (A) Executive’s employment by the Company being terminated by the Company without Cause (as defined in Section 4(d)) or (B) Executive resigning from Executive’s employment by the Company for Good Reason (as defined in Section 4(d)), then, subject to Section 4(c) hereof, the Company shall, in addition to paying Executive any amounts due and payable pursuant to Section 4(a), pay or provide Executive with the following, subject to the provisions of Section 11 hereof:

(i)                an amount equal to (i) one and one-half (1.5) (unless the Employment Period ends as a result of Executive resigning from Executive’s employment by the Company for Good Reason during 2018 pursuant to subclause (E) of the definition of Good Reason set forth herein, in which case, one (1)) multiplied by (ii) the sum of (x) Executive’s annual Base Salary in effect on the Employment Termination Date and (y) the average of the Year End Bonuses (if any) paid to Executive for the two calendar years preceding the Employment Termination Date, including any amounts deferred pursuant to a deferred bonus program that the Company may have in effect (such amount, the “Cash Severance”), with fifty percent (50%) of the Cash Severance payable to Executive in a lump sum as soon as reasonably practical after the date of which the General Release (as defined in Section 4(c)) is signed and delivered by Executive and has become irrevocable

(the “General Release Effective Date”) and the remaining 50% of the Cash Severance payable to Executive in twelve equal monthly installments commencing as soon as reasonably practical after the General Release Effective Date; provided that if the Employment Termination Date occurs during the 365 day period commencing on the occurrence of a Change in Control (as defined in the LCC Omnibus Incentive Plan) or if, as of the date of the Employment Termination Date, LCC has previously entered into a definitive binding agreement with a buyer that would result in a Change in Control and such definitive binding agreement remains in effect, then the Cash Severance shall be paid to Executive in a lump sum as soon as reasonably practical after the General Release Effective Date, further provided that such lump sum payment does not result in a violation of Code Section 409A; and further provided that to the extent that the payment of any Cash Severance constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Employment Termination Date shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following the Employment Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(ii)               a pro-rata portion (determined by multiplying the amount of Executive’s target Year End Bonus for the calendar year in which the Employment Termination Date occurs by a fraction, the numerator of which is the number of days that Executive is employed by the Company during the calendar year in which the Employment Termination Date occurs and the denominator of which is 365) of Executive’s target Year End Bonus for the calendar year in which the Employment Termination Date occurs (with such target Year End Bonus being, solely for this purpose, (A) if as of the Employment Termination Date, the Harris Transition Date has not previously occurred, then as reasonably determined by Harris, in his capacity as the Company’s Chief Executive Officer, based on the Ladder Companies’ performance as of the Employment Termination Date relative to the hurdles set or (B) if as of the Employment Termination Date, the Harris Transition Date has occurred, then the Applicable Percentage of Core Earnings for such calendar year), which pro-rata Year End Bonus will be payable to Executive at the same time performance bonuses for such calendar year are paid to other senior executives of the Company;

(iii)              a pro-rata portion (determined by multiplying the amount of Executive’s target Annual Equity Incentive Grant for the calendar year in which the Employment Termination Date occurs by a fraction, the numerator of which is the number of days that Executive is employed by the Company during the calendar year in which the Employment Termination Date occurs and the denominator of which is 365) of the amount of Executive’s target Annual Equity Incentive Grant for the calendar year in which the Employment Termination Date occurs (with such target Annual Equity Incentive Grant being, solely for this purpose, (A) if as of the Employment Termination Date, the Harris Transition Date has not previously occurred, then as reasonably determined by Harris, in his capacity as the Company’s Chief Executive Officer, based on the Ladder Companies’ performance as of the Employment Termination Date relative to the hurdles set or (B) if as of the Employment Termination Date, the Harris Transition Date has occurred, then the minimum amount of an Annual Equity Incentive Grant for such calendar year that

Executive would be entitled to receive pursuant to Section 3(c) assuming that, for purposes of such Section 3(c), the Harris Transition Date has occurred), which pro rata Annual Equity Incentive Grant will be granted to Executive at the same time as comparable Equity Incentives for such calendar year are granted to other senior executives of the Company, with any and all Equity Incentives granted to Executive pursuant to this clause (iii) being fully vested as of the date of grant;

(iv)             subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) during the Health Care Reimbursement Period (defined below), provided that Executive is eligible and remains eligible for COBRA coverage.  The Company shall until the conclusion of the Health Care Cost Reimbursement Period (as defined below) reimburse Executive for COBRA premiums, subject to the Company determining that reimbursement of such premiums would not reasonably be expected to result in the imposition of any excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, subject to withholding and other appropriate deductions.  As used herein, “Health Care Cost Reimbursement Period” shall mean the period commencing on the date Executive ceases to be employed by the Company and ending on the earliest to occur of (x) the date eighteen months after the Employment Termination Date, (y) the date on which the Company can no longer provide Executive with COBRA benefits under applicable law and (z) the date on which Executive becomes eligible for health care coverage under the plan of a subsequent employer.

(c)   Payments.  Except as expressly provided in Section 4(a) and 4(b), upon the Employment Termination Date (i) all of Executive’s rights to Base Salary and Benefits (except as mandated by applicable law) hereunder (if any) shall cease and (ii) no other severance, compensation, or retirement benefits shall be payable by the Ladder Companies to Executive.  Notwithstanding anything to the contrary contained herein but except as required by applicable law, Executive shall not be entitled to receive any payments, benefits, or other compensation under Section 4(b) unless and until Executive has executed and delivered to the Company and not revoked the general release in the form of Exhibit A attached hereto (the “General Release”) and such General Release has become effective within sixty (60) days following the Employment Termination Date.

(d)   Definitions.

(i)                For purposes of this Agreement, “Cause” shall mean: (A) Executive’s willful and material violation of the Company’s written policies and/or procedures where such policies and/or procedures (1) are reasonable, legal, and ethical and (2) have been made available to Executive in writing, and in any such case, following (x) delivery by the Board to Executive of a written notice which specifically identifies the manner in which the Board believes that Executive has willfully and materially violated such written policies and/or procedures and (y) if such violation is capable of cure, the failure of Executive to cure such violation within the thirty-day period following the delivery of such notice; (B) Executive’s engagement in willful misconduct materially injurious to the financial condition of the Company; (C) Executive’s material breach of any provision of this Agreement and Executive’s failure to cure such breach (if such breach is capable of cure) within thirty days following delivery by the Board to Executive of a written notice which specifically identifies the provision in this Agreement which the Board believes Executive has materially breached and the specific conduct constituting such material breach; (D) Executive’s engagement in theft, embezzlement, fraud, or material misappropriation of any of the Company’s property; or (E) Executive’s conviction by a court of competent jurisdiction of (or Executive’s plea of guilty or nolo contendere to) a felony involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received and excluding any conviction for “driving under the influence” or “driving while intoxicated”).

(ii)               For purposes of this Agreement, “Good Reason” shall mean: (A) without Executive’s express written consent, (1) the Board’s assignment to Executive of any duties materially inconsistent with Executive’s positions, duties, responsibilities, or status with the Company or with the duties or responsibilities of a president of a company of the nature and size of the Company, (2) any material diminution in Executive’s positions, duties, responsibilities, or status with the Company, (3) any change in reporting duties such that Executive no longer reports to the Chief Executive Officer, (4) a change in Executive’s title or office or (5) any removal of Executive from or any failure to re-elect Executive to any such position, except where such removal is in connection with the termination of Executive’s employment by the Company for Cause, as a result of Executive’s death or disability, or as a result of Executive’s resignation other than for Good Reason, and, in any such case, the Board’s failure to cure such assignment, diminution, change, removal, or failure (if such assignment, diminution, change, removal, or failure is capable of cure) within thirty days following delivery by Executive to the Board of a written notice which specifically identifies such assignment, diminution, change, removal, or failure; (B) without Executive’s prior written consent, the relocation of Executive’s office to a location outside of New York, New York other than for travel in the course of Executive’s duties; (C) without Executive’s prior written consent, any reduction of Executive’s Base Salary or any material reduction in the Benefits taken as a whole or any material breach by the Company of this Agreement, and, in any such case, the Board’s failure to cure such reduction or breach (if such reduction or breach is capable of cure) within thirty days following delivery by Executive to the Board of a written notice which specifically identifies such reduction or breach; (D) in the event that the Harris Transition Date occurs, any material reduction thereafter in Executive’s targeted Year End Bonus and Annual Equity Incentive Grant, taken as a whole; or (E) without Executive’s prior written consent, the appointment of an individual other than Brian Harris as chief executive officer of the Company, unless such position was first offered to Executive (on economic terms as least as favorable as those set forth herein) and Executive declined such position.

5.                   Confidential Information.  Executive acknowledges that the non-public information and data obtained by Executive while employed by any Ladder Company concerning the business or affairs of the Ladder Companies and their affiliates (“Confidential Information”) are the property of the Ladder Companies.  Therefore, except as may be otherwise required by law or legal process, Executive agrees that, during the Employment Period and at all times thereafter, Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board other than in a good faith effort during the Employment Period to promote the interests of the Ladder Companies.  Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files and related back-ups, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 6), or the business of any Ladder Company which Executive may then possess or have under Executive’s control.  Notwithstanding anything to the contrary in this Section 5, (i) Confidential Information shall not include: (A) information to the extent that it is or becomes generally available to the public (other than as a result of a disclosure by Executive) and (B) information to the extent that it is disclosed to Executive by a party or person that is not under any obligation to keep such information confidential; and (ii) if Executive is required to disclose or discuss Confidential Information by order of a court of competent jurisdiction, Executive may disclose such Confidential Information (provided that in such case, Executive shall promptly inform the Company of such order and shall only disclose Confidential Information to the extent necessary to comply with any such court order).

6.                   Inventions and Patents.  Executive acknowledges that all inventions, innovations, improvements, enhancements, modifications, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any Ladder Company’s actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed, or made by Executive while employed by any Ladder Company (collectively, “Work Product”) belong to the applicable Ladder Company.  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title, and interest herein shall vest in the applicable Ladder Company.  To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title, and interest in and to such Work Product has not automatically vested in the applicable Ladder Company, Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the applicable Ladder Company, without further consideration.  Executive shall perform all actions reasonably requested by the Company to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).  Notwithstanding the foregoing, (i) no Ladder Company shall have any right, title, or interest in any work product or copyrightable work developed by Executive outside of work hours and without the use of any of Ladder Company’s resources or facilities that does not relate to the business of any Ladder Company and does not result from any work performed by Executive for any Ladder Company and (ii) Work Product shall not include business methods, contract structures, document forms and similar information developed or made by Executive prior to Executive’s employment by any Ladder Company (collectively, to the extent used during the Employment Period by any Ladder Company, “Prior Works”), even if Executive uses such methods, structures, forms or information in the course of Executive’s employment with any Ladder Company.  Executive hereby grants the Ladder Companies a perpetual, irrevocable, non-

exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights in any Prior Works for all purposes in connection with the Ladder Companies’ current and future businesses.

7.                   Cooperation with Investigation.  During the Employment Period and thereafter, Executive shall cooperate with the applicable Ladder Company in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive’s being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments if Executive is then employed by the Company) (any such cooperation requested by the Company, collectively, “Investigation Assistance”); provided that Executive’s receipt of any severance payments otherwise payable to Executive pursuant to the terms of this Agreement is not contingent on Executive providing such Investigation Assistance.  Such Investigation Assistance will be (i) without additional compensation (if Executive is then employed by the Company) or (ii) for reasonable compensation along with reimbursement for all out-of-pocket costs and expenses incurred in connection therewith (if Executive is not then employed by the Company), provided that after the expiration or termination of the Employment Period, Executive shall not be required to spend more than three (3) business days each calendar year (the “Cooperation Period”) providing Investigation Assistance.  For the avoidance of doubt, the foregoing provisions of this Section 7 shall not apply to testimony or other cooperation that Executive is compelled to provide by third party subpoena, court order, or the request of any governmental authority.

8.                   Indemnification.  The Company agrees to defend, indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses, and out-of-pocket expenses (including actual attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative, or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative, or investigative), against Executive that arises out of or relates to Executive’s lawful service as an officer, director, or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any Ladder Company or other entity at the request of the Company, and to promptly advance to Executive or Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense and receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined in a final, non-appealable judgment from a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company.  If Executive has any knowledge of any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, as to which Executive may request indemnity under this provision, Executive shall give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding, and Executive shall use reasonable efforts to cooperate with such defense.  To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Executive (provided that the

Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense.  The Company shall not be liable for any settlement of any proceeding effected without its prior written consent but shall not unreasonably withhold such consent.

9.                   Non-Solicitation and Non-Competition.

(a)   In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company Executive has and will continue to become familiar with the Ladder Companies’ trade secrets and with other Confidential Information concerning the Ladder Companies and that Executive’s services shall be of special, unique, and extraordinary value to the Ladder Companies.  Therefore, Executive agrees that during the Restrictive Period (as defined below), Executive shall not for any reason whatsoever, directly or indirectly, for Executive or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, business, or other entity of whatever nature (i) engage in any respect, whether as an officer, director, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, manager, or in any other capacity, in the business of any Ladder Company as of the date Executive is no longer employed by the Company (the “Non-Competition Obligation”) or (ii) solicit, hire, retain as an employee or independent contractor, or interfere with any Ladder Company’s relationship with any employee, investor, or customer of any Ladder Company (or any person who was an employee, investor, or customer of any Ladder Company within the past twelve months) (the “Non-Solicitation Obligation”).  Notwithstanding the foregoing, the ownership by Executive of less than 5% of any class of publicly traded equity securities of any corporation, will not be deemed to be a breach of this Section 9(a).  For purposes of this Agreement, “Restrictive Period” shall mean the following:

(A)                               with respect to the Non-Competition Obligation, the Restrictive Period shall be the Employment Period and the period commencing on the Employment Termination Date and ending 365 days thereafter; and

(B)                               with respect to the Non-Solicitation Obligation, the Restrictive Period shall be the Employment Period and the period commencing on the Employment Termination Date and ending eighteen months thereafter.

(b)   If, at the time of enforcement of this Section 9, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law

(c)   Each of Executive and the Company acknowledges and agrees that the Company will suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Section 5 or this Section 9.  Executive further acknowledges that the restrictive covenants set forth in this Section are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages.  Executive agrees that the terms and provisions of this Section 9 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate.  Executive acknowledges that, but for Executive’s agreements to be bound by the restrictive covenants set forth in Section 5 and this Section 9, the Company would not have entered into this Agreement.  In the event of an alleged or threatened breach by Executive of any of the provisions of Section 5 or this Section 9, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Restrictive Period by a period equal to the duration of the violation of this Section 9).

(d)   The refusal or failure of the Company to enforce any of the restrictive covenants set forth in Section 5 or this Section 9 against Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by Executive against the Company.  If any action should have to be brought by the Company against Executive to enforce the restrictive covenants set forth in Section 5 or this Section 9, the Company is entitled to seek preliminary and permanent injunctive relief restraining Executive from violating any of such restrictive covenants and shall be entitled to seek all other legal and equitable remedies provided under New York law.  Executive expressly acknowledges that the restrictive covenants set forth in Section 5 or this Section 9 apply to any successor or assign of the Company as a direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor or assign.

10.                 Miscellaneous.

(a)   Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, two business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, or one business day after being sent via a nationally recognized overnight courier.  Such notices, demands, and other communications will be sent to the addresses indicated below:

To the Company:

Ladder Capital Finance LLC
345 Park Avenue, 8th Floor
New York, NY 10154
Attention:  Board of Directors

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:            Brian Raftery, Esq.

To Executive:

at the address for Executive as set forth in the Company’s books and records, as updated from time to time or such other addresses or to the attention of such other persons as the recipient party shall have specified by prior written notice to the sending party.

(b)   Remedies.  In addition and supplementary to other rights and remedies existing in the Company’s or Executive’s favor, the Company or Executive may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

(c)   Choice of Law.  All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of New York.

(d)   Representation by Executive.  Executive represents and warrants to the Company that Executive is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which Executive is entitled to perform or conduct for the Company (or any other Ladder Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any Ladder Company or the services to be rendered by Executive under this Agreement.

(e)   Complete Agreement.  This Agreement shall embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  This Agreement amends and restates the Prior Agreement in its entirety.

(f)    Successor and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs and assigns.

(g)   Amendment.  Other than otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time by written agreement between the Company (with the approval of the Board) and Executive.

(h)   Counterparts; Facsimile Signature.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement.  Any party may execute this Agreement by facsimile or scanned page signature and the other parties shall be entitled to rely upon such facsimile or scanned page signature as conclusive evidence that this Agreement has been duly executed by such party.

(i)    No Waiver.  No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

(j)    Severability.  If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.

(k)   No Strict Construction; Descriptive Headings.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)    Withholding.  The Company shall be entitled to deduct and withhold from any amounts owing from the Company or any of its subsidiaries to Executive under this Agreement, any United States federal, state, or local or non-United States withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its subsidiaries under this Agreement.

11.                  Code Sections 409A and 457A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder or an exemption thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The parties further intend that all payments and benefits under this Agreement be exempt from Section 457A of the Code.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Sections 409A or 457A of the Code or damages for failing to comply with Sections 409A or 457A of the Code.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then, with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           To the extent reimbursements or other in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code Section 409A, all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)           For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A. To the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

12.                 Effect of Termination of the Employment Period.  Other than Sections 4 through 11 and this Section 12 and Section 13, which shall survive indefinitely, upon termination of the Employment Period, this Agreement shall no longer have any force or effect.

13.                 Whistleblower Protections.  Nothing in this Agreement shall prohibit or restrict Executive or Executive’s attorneys from:  (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards.  In addition, nothing in this Agreement prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.  Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of any Ladder Company or any affiliate of any Ladder Company that (A) is made in confidence to a Federal, state, or local government official (either directly or indirectly) or to Executive’s attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by any Ladder Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Employment Agreement as of the date first written above.

LADDER CAPITAL FINANCE LLC

By:	/s/ Brian Harris
	Name:	Brian Harris
	Title:	Chief Executive Officer

/s/ Pamela McCormack
PAMELA MCCORMACK

EXHIBIT A

General Release

I, Pamela McCormack, in consideration of and subject to the performance by Ladder Capital Finance LLC, a Delaware limited liability company (the “Company”), of its obligations, promises and covenants under the Second Amended and Restated Employment Agreement, dated as of January 18, 2018 (the “Employment Agreement”) and under this General Release, do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.                                      I understand that any payments or benefits paid or granted to me under Section 4(b) of the Employment Agreement represent, in part, consideration for signing this General Release.  I understand and agree that I will not receive the payments and benefits specified in Section 4(b) of the Employment Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach any provision of this General Release.  In addition to the payments the Company is required to make to me pursuant to Section 4(a) of the Employment Agreement, if I timely accept and do not revoke this General Release the Company shall be obligated to provide the payments and benefits under and in accordance with the terms of Sections 4(b) of the Employment Agreement.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive by virtue of any employment with the Company through the effective date of my separation.

2.                                      Except as provided in paragraphs 4 and 5 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company and only to the extent permitted by law, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no assignment or transfer of any right, Claim, or other matter covered by paragraph 2 above.

4.                                      The parties hereto agree that this General Release does not waive or release: (a) any rights or claims that I (or my heirs, executors, administrators and assigns) have or may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release, (b) any rights or claims that I (or my heirs, executors, administrators and assigns) have or may have based on any event, conduct, statement, act or omission occurring after the date I execute this General Release; (c) any rights or claims that I (or my heirs, executors, administrator and assigns) have or may have arising under, or otherwise to enforce, this General Release and/or the Company’s obligations under Sections 4(a) and 4(b) of the Employment Agreement; (d) any rights to or claims for defense, indemnification, and to be held harmless by the Company pursuant to and in accordance with the terms and conditions of Section 8 of the Employment Agreement; and (e) any rights or claims that I (or my heirs, executors, administrators and assigns) have or may have under that certain [NOTE:  DESCRIBE ANY AND ALL AGREEMENTS THEN IN EFFECT WITH RESPECT TO EXECUTIVE’S OR EXECUTIVE’S AFFILIATE’S OWNERSHIP OF EQUITY (OR OPTIONS FOR EQUITY) OF HOLDINGS OR LCC.]  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement and this General Release shall not serve as the basis for any Claim (including, without limitation, any Claim under the Age Discrimination in Employment Act of 1967).  The parties hereto agree that this General Release is subject in all respects to the terms of Section 13 of the Employment Agreement.

5.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied to the extent permitted by laws.  I expressly consent that this General Release shall be given full force and effect according to each and all of its terms and provisions, including those relating to unknown, unsuspected and unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company or any of its affiliates, or in the event I should seek to recover against the Company or any of its affiliates in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the extent permitted by applicable law.  Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file an administrative charge or participate in an administrative investigation or proceeding.  I further agree that, after reasonable inquiry, I am not aware of any pending charge, complaint or facts that could reasonably be expected to give rise to any claim of the type described in paragraph 2 as of the date I execute this General Release; and, except as set forth on Schedule 5 to this General Release, the Company agrees, that after reasonable inquiry, that it is not aware of any pending charge, complaint or fact that could reasonably be expected to give rise to any claim against Pamela McCormack, as of the date the Company executes this General Release.

6.                                      I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.                                      I agree that I will forfeit all amounts payable by the Company pursuant to the Employment Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties with regard to any of the Claims released herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Employment Agreement.  Notwithstanding the foregoing, this paragraph 7 shall be subject to the requirements of any applicable law and shall not apply to any challenge by me to the validity of this General Release under the Older Workers Benefit Protection Act or to any suit or Claim brought under the Age Discrimination in Employment Act.

8.                                      I agree not to disparage the Company, its past and present investors, officers, directors or employees or any of its affiliates and to comply with my non-disclosure obligations under and in accordance with the terms and conditions of Section 5 of the Employment Agreement, unless a prior written release from the Company is obtained or except as otherwise permitted under Section 5 of the Employment Agreement.  I further agree that as of the date hereof, in accordance with Section 5 of the Employment Agreement and except as otherwise authorized by the Company, I have returned to the Company any and all property, tangible or intangible, relating to its business which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data).

9.                                      The Company will direct and will take reasonable measures to ensure that current officers and directors of the Company and its affiliates will not, directly or indirectly through a third party, disparage me.

10.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement or this General Release after the effective date hereof or any vested rights I may have pursuant to any retirement or pension plan.

11.                               Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

•                                          I HAVE READ IT CAREFULLY;

•                                          I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

•                                          I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

•                                          I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

•                                          [I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                   ,       TO CONSIDER IT AND THE CHANGES MADE SINCE THE                   ,       VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;](1)

•                                          THE CHANGES TO THIS RELEASE SINCE                    ,       EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

•                                          [I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;](2)

(1)           To be included only if Executive is greater than 40 years of age at the time of executing this General Release.

(2)           To be included only if Executive is greater than 40 years of age at the time of executing this General Release.

•                                          I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

•                                          I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[Remainder of this page intentionally left blank.  Signature page(s) immediately follow.]

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the date(s) indicated below.

Knowingly and voluntarily accepted and agreed to by the Company, after review for a reasonable and sufficient period of time and consultation with the Company’s attorneys, and with the full understanding of the terms, conditions and legal consequences hereof and with the intent to be bound hereby:

LADDER CAPITAL FINANCE LLC

By:
Name:
Title:

Date:

EMPLOYEE

PAMELA MCCORMACK

Date:

Schedule 5

[To be completed by the Company prior to execution of the General Release]